Exhibit 10.42
September 20, 2022

John Markovich
[*****]
[*****]

Dear John,

Thank you for your efforts and achievements. Please review the following changes with respect to your employment with D-Wave Commercial Inc. (the “Company”);

a)An increase in your salary to $400,000 USD per year, made effective September 1, 2022;
b)You will be eligible to participate in the D-Wave 2022 Bonus Plan and any company-wide performance-based bonus plan in a future year that applies to permanent full-time employees of the Company who are at the level of CFO. Payment of any bonus to you is subject to the terms and conditions of the applicable bonus plan. Subject to an affordability cost analysis, effective September 1, 2022, your on-target bonus under the D-Wave 2022 Bonus Plan is 70% of the Base Salary, based on achievement of the corporate objectives under the plan, and your personal objectives set by the CEO in relation to the plan. The adoption of, terms of, funding of, and setting and evaluation of achievement of the corporate objectives is in the sole discretion of the board of directors of the Company (the “Board”). The setting and evaluation of the achievement of your personal objectives is in the sole discretion of the CEO.
c)You will receive an award of 875,000 Restricted Share Units (RSU’s) and the associated RSU Award Agreement (the “RSU” and the “Award Agreement”) under the 2022 Equity Incentive Plan of D-Wave Quantum Inc. (“D-Wave”) once D-Wave has filled a related registration statement on form S-8, which is expected to be completed in October 2022. Details of your RSU Grant will be set out in the Award Agreement and will be subject to you signing and returning the Award Agreement. We are excited to offer you this special RSU grant, which is an important piece of your total compensation. As will be set out in the Award Agreement, the vesting period for this special RSU grant will be three years, with 50% vesting after one year of Continuous Service, 25% after two years of Continuous Service and the final 25% after three years of Continuous Service, except that in the event a Change in Control of the Company as defined in the Plan occurs and your employment with the D-Wave Group is terminated by the D-Wave Group without cause within 12 months after the Change in Control, that portion of the Award which would, but for your termination, have vested within 24 months following the termination will vest immediately on the date of termination.

All other terms of your employment will remain as set out in your employment agreement, dated August 20, 2021, with the Company.

John, thank you for your continued contribution to D-Wave.

Sincerely,

/s/ Alan Baratz
Alan Baratz
President and CEO